exhibit (h)(2)

ATTACHMENT 1

SCHEDULE I

Funds

ETFS

KraneShares CICC China Leaders 100 Index ETF
KraneShares CSI China Internet ETF
KraneShares Bosera MSCI China A 50 Connect Index ETF
KraneShares Bloomberg China Bond Inclusion Index ETF
KraneShares MSCI All China Index ETF
KraneShares MSCI China Clean Technology Index ETF
KraneShares Emerging Markets Consumer Technology Index ETF
KraneShares MSCI One Belt One Road Index ETF
KraneShares China Credit Index ETF
KraneShares Asia Pacific High Income Bond ETF
KraneShares MSCI All China Consumer Discretionary Index ETF
KraneShares MSCI All China Consumer Staples Index ETF
KraneShares MSCI All China Health Care Index ETF
KraneShares Emerging Markets Healthcare Index ETF
KraneShares Electric Vehicles and Future Mobility Index ETF
KraneShares MSCI China A Hedged Index ETF
KraneShares Asia Robotics and Artificial Intelligence Index ETF
KraneShares MSCI Emerging Markets ex China Index ETF
Quadratic Interest Rate Volatility and Inflation Hedge ETF
KraneShares Global Carbon Strategy ETF
KraneShares CICC China 5G & Semiconductor Index ETF
KraneShares CICC China Consumer Leaders Index ETF
KraneShares MSCI China ESG Leaders Index ETF
KraneShares SSE STAR Market 50 Index ETF
KFA Value Line® Dynamic Core Equity Index ETF
KraneShares Hang Seng TECH Index ETF
KFA Mount Lucas Managed Futures Index Strategy ETF
Quadratic Deflation ETF
KraneShares China Innovation ETF
KraneShares European Carbon Allowance Strategy ETF
KraneShares California Carbon Allowance Strategy ETF
KraneShares Eastern US Carbon Strategy ETF
KraneShares Carbon Offset Strategy ETF
KraneShares Electrification Metals Strategy ETF
KraneShares S&P Pan Asia Dividend Aristocrats Index ETF
KraneShares Bloomberg Transitional Commodities Strategy ETF
KraneShares China Internet and Covered Call Strategy ETF
KraneShares Dynamic Emerging Markets Strategy ETF